Exhibit 99.2

Consent to Be Named as a Director

In connection with the filing by Supernova Partners Acquisition Company II, Ltd. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Supernova Partners Acquisition Company II, Ltd. following the consummation of the business combination, which will be renamed Rigetti Computing, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 22, 2021

Sincerely,

/s/ Alissa Fitzgerald
Name: Alissa Fitzgerald